Exhibit 99.1

Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606

Equity Commonwealth Reports Third Quarter 2016 Results

Chicago - November 2, 2016 - Equity Commonwealth (NYSE: EQC) today reported financial results for the quarter ended September 30, 2016. All per share results are reported on a diluted basis.

Financial results for the quarter ended September 30, 2016
Operating income was $22.9 million for the quarter ended September 30, 2016. This compares to $28.9 million for the quarter ended September 30, 2015. The decline in operating income was primarily due to property sales.

Net income attributable to common shareholders was $84.4 million, or $0.67 per share, for the quarter ended September 30, 2016. This compares to net income attributable to common shareholders of $23.5 million, or $0.18 per share, for the quarter ended September 30, 2015. The increase in net income was primarily due to an increase in gains from property sales.

Funds from Operations (FFO), as defined by the National Association of Real Estate Investment Trusts, for the quarter ended September 30, 2016, were $31.1 million, or $0.25 per share. This compares to FFO for the quarter ended September 30, 2015 of $24.2 million, or $0.19 per share.

Normalized FFO was $28.9 million, or $0.23 per share. This compares to Normalized FFO for the quarter ended September 30, 2015 of $46.4 million, or $0.36 per share. The following items impacted Normalized FFO for the quarter ended September 30, 2016, compared to the corresponding 2015 period:

•	($0.19) per share of income from properties sold;

•	$0.04 per share of preferred distribution savings; and

•	$0.03 per share of interest expense savings.

Normalized FFO begins with FFO and eliminates certain items that, by their nature, are not comparable from period to period, non-cash items, and items that tend to obscure the company’s operating performance. Definitions of FFO, Normalized FFO and reconciliations to net income, determined in accordance with U.S. generally accepted accounting principles, or GAAP, are included at the end of this press release.

The weighted average number of diluted common shares outstanding for the quarter ended September 30, 2016 was 126,568,096 shares, compared to 129,878,396 for the quarter ended September 30, 2015.

Same property results for the quarter ended September 30, 2016
The company’s same property portfolio consisted of 37 properties totaling 16.7 million square feet, which excluded one property designated as held for sale at the end of the quarter that has subsequently been sold. Operating results were as follows:

•	The same property portfolio was 91.2% leased as of September 30, 2016, compared to 91.3% as of June 30, 2016, and 92.5% as of September 30, 2015.

•	The company entered into leases for approximately 237,000 square feet, including renewal leases for approximately 46,000 square feet and new leases for approximately 191,000 square feet.

•	GAAP rental rates on new and renewal leases were 9.0% higher compared to prior GAAP rental rates for the same space.

•	Cash rental rates on new and renewal leases were 5.8% lower compared to prior cash rental rates for the same space.

•	Same property NOI increased 3.5% when compared to 2015, due to a one-time parking charge and a non-cash item related to a tenant bankruptcy totaling $2.8 million in 2015.

•	Same property cash NOI decreased 0.1% when compared to 2015, which included $1.7 million from the one-time parking charge in 2015.

The definitions and reconciliations of same property NOI and same property cash NOI to operating income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio includes properties continuously owned from July 1, 2015 through September 30, 2016 and excludes properties owned during this period that are designated as held for sale.

Significant events during the quarter ended September 30, 2016

•
The company sold 11 properties totaling 5,182,694 square feet for a gross sales price of $728.6 million at a weighted average cap rate in the mid-7% range. Proceeds after credits for rent abatements and contractual lease costs were $663.7 million.

Subsequent Events

•
The company closed on the sale of 7800 Shoal Creek Boulevard a 151,917 square foot 4-building property in Austin, TX for a gross sale price of $29.2 million. This property was held for sale as of September 30, 2016.

•	The company called the $250 million 6.25% senior unsecured notes due June 2017 for redemption on December 15, 2016.

Disposition Update
The company continues to pursue its previously announced plan to reposition its portfolio through active asset management and dispositions. Year-to-date, through November 2, 2016, the company has sold $1.2 billion of properties at a weighted average cap rate in the high 6% range. Since the change in management in 2014, the company has sold $4.1 billion of assets. Proceeds generated from these sales are creating capacity for future opportunities. The company currently has 12 properties totaling 5 million square feet in various stages of the sale process.

Earnings Conference Call & Supplemental Data
Equity Commonwealth will host a conference call to discuss third quarter results on Thursday, November 3, 2016, at 9:00 A.M. CDT. The conference call will be available via live audio webcast on the Investor Relations section of the company’s website (www.eqcre.com). A replay of the audio webcast will also be available following the call.

A copy of EQC’s Third Quarter 2016 Supplemental Operating and Financial Data is available for download on the Investor Relations section of EQC’s website at www.eqcre.com.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties throughout the United States. EQC’s portfolio is comprised of 37 properties and 16.7 million square feet.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding the redemption of the company’s 6.25% senior unsecured notes due June 2017, marketing the company’s properties for sale, consummating asset sales and identifying future investment opportunities. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect the company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the company’s actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K and in the company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Contact:
Sarah Byrnes, Investor Relations
(312) 646-2801
ir@eqcre.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	September 30, 2016	December 31, 2015
ASSETS
Real estate properties:
Land	$293,225	$389,410
Buildings and improvements	2,642,588	3,497,942
	2,935,813	3,887,352
Accumulated depreciation	(751,882)	(898,939)
	2,183,931	2,988,413
Properties held for sale	13,463	—
Acquired real estate leases, net	52,017	88,760
Cash and cash equivalents	2,405,174	1,802,729
Restricted cash	36,755	32,245
Rents receivable, net of allowance for doubtful accounts of $4,515 and $7,715, respectively	150,728	174,676
Other assets, net	123,699	144,341
Total assets	$4,965,767	$5,231,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$—	$—
Senior unsecured debt, net	1,313,267	1,450,606
Mortgage notes payable, net	243,993	246,510
Liabilities related to properties held for sale	667	—
Accounts payable and accrued expenses	87,003	123,587
Assumed real estate lease obligations, net	2,140	4,296
Rent collected in advance	21,529	27,340
Security deposits	8,128	10,338
Total liabilities	$1,676,727	$1,862,677

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6 1/2% cumulative convertible; 4,915,196 shares issued and outstanding, aggregate liquidation preference of $122,880	$119,263	$119,263
Series E preferred shares; 7 1/4% cumulative redeemable on or after May 15, 2016; 0 and 11,000,000 shares issued and outstanding, respectively, aggregate liquidation preference $0 and $275,000, respectively	—	265,391
Common shares of beneficial interest, $0.01 par value: 350,000,000 shares authorized; 125,532,523 and 126,349,914 shares issued and outstanding, respectively	1,255	1,263
Additional paid in capital	4,402,927	4,414,611
Cumulative net income	2,554,343	2,333,709
Cumulative other comprehensive loss	(1,117)	(3,687)
Cumulative common distributions	(3,111,868)	(3,111,868)
Cumulative preferred distributions	(675,763)	(650,195)
Total shareholders’ equity	$3,289,040	$3,368,487
Total liabilities and shareholders’ equity	$4,965,767	$5,231,164

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Rental income	$92,722	$125,459	$324,345	$457,128
Tenant reimbursements and other income	21,910	33,749	72,789	118,829
Total revenues	$114,632	$159,208	$397,134	$575,957

Expenses:
Operating expenses	$49,313	$73,571	$157,964	$261,128
Depreciation and amortization	29,184	40,522	102,766	156,858
General and administrative	13,277	16,249	38,766	43,718
Loss on asset impairment	—	—	43,736	17,162
Total expenses	$91,774	$130,342	$343,232	$478,866

Operating income	$22,858	$28,866	$53,902	$97,091

Interest and other income	3,013	637	7,184	4,813
Interest expense (including net amortization of debt discounts, premiums and deferred financing fees of $948, $171, $2,880 and $23, respectively)	(21,427)	(25,111)	(65,074)	(82,926)
(Loss) gain on early extinguishment of debt	—	(3,887)	(118)	6,111
Foreign currency exchange loss	—	(9,809)	(5)	(8,953)
Gain on sale of properties	82,169	39,793	225,210	42,953
Income before income taxes	86,613	30,489	221,099	59,089
Income tax expense	(225)	(23)	(465)	(2,377)
Net income	$86,388	$30,466	$220,634	$56,712
Preferred distributions	(1,997)	(6,981)	(15,959)	(20,943)
Excess fair value of consideration paid over carrying value of preferred shares (1)	—	—	(9,609)	—
Net income attributable to Equity Commonwealth common shareholders	$84,391	$23,485	$195,066	$35,769

Weighted average common shares outstanding — basic	125,533	128,739	125,627	129,386
Weighted average common shares outstanding — diluted (2)	126,568	129,878	127,009	130,093

Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$0.67	$0.18	$1.55	$0.28
Diluted	$0.67	$0.18	$1.54	$0.27

(1)
On May 15, 2016, we redeemed all of our 11,000,000 outstanding series E preferred shares at a price of $25.00 per share, for a total of $275.0 million, plus any accrued and unpaid dividends. The redemption payment occurred on May 16, 2016 (the first business day following the redemption date). We recorded $9.6 million related to the excess fair value of consideration paid over the carrying value of the preferred shares as a reduction to net income attributable to Equity Commonwealth common shareholders for the nine months ended September 30, 2016.

(2)
As of September 30, 2016, we had granted RSUs to certain employees, officers, and the Chairman of the Board of Trustees.  The RSUs contain both service and market-based vesting components.  None of the RSUs have vested. If the market-based vesting component was measured as of September 30, 2016, and 2015, 1,035 and 1,139 common shares would be issued to the RSU holders, respectively. Using a weighted average basis, 1,035 and 1,139 common shares are reflected in diluted earnings per common share, diluted FFO per common share, and diluted Normalized FFO per common share for the three months ended September 30, 2016 and 2015, respectively, and 1,382 and 707 common shares are reflected in these measures for the nine months ended September 30, 2016 and 2015 respectively.

CALCULATION OF FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FFO
(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Calculation of FFO
Net income	$86,388	$30,466	$220,634	$56,712
Real estate depreciation and amortization	28,907	40,522	102,015	156,858
Loss on asset impairment	—	—	43,736	17,162
Gain on sale of properties	(82,169)	(39,793)	(225,210)	(42,953)
FFO attributable to Equity Commonwealth	33,126	31,195	141,175	187,779
Preferred distributions	(1,997)	(6,981)	(15,959)	(20,943)
Excess fair value of consideration paid over carrying value of preferred shares (1)	—	—	(9,609)	—
FFO attributable to EQC Common Shareholders	$31,129	$24,214	$115,607	$166,836

Calculation of Normalized FFO
FFO attributable to EQC common shareholders	$31,129	$24,214	$115,607	$166,836
Lease value amortization	882	2,766	5,870	6,033
Straight line rent adjustments	(2,954)	(1,901)	(12,384)	(3,584)
Loss (gain) on early extinguishment of debt	—	3,887	118	(6,111)
Minimum cash rent from direct financing lease (2)	—	2,032	—	6,096
Interest earned from direct financing lease	—	(96)	—	(356)
Shareholder litigation and transition related expenses (3)	(138)	5,474	999	8,731
Transition services fee	—	198	—	2,613
Gain on sale of securities	—	—	—	(3,080)
Foreign currency exchange loss	—	9,809	5	8,953
Excess fair value of consideration paid over carrying value of preferred shares (1)	—	—	9,609	—
Normalized FFO attributable to EQC Common Shareholders	$28,919	$46,383	$119,824	$186,131

Weighted average common shares outstanding -- basic	125,533	128,739	125,627	129,386
Weighted average common shares outstanding -- diluted (4)	126,568	129,878	127,009	130,093
FFO attributable to EQC common shareholders per share -- basic	$0.25	$0.19	$0.92	$1.29
FFO attributable to EQC common shareholders per share -- diluted	$0.25	$0.19	$0.91	$1.28
Normalized FFO attributable to EQC common shareholders per share -- basic	$0.23	$0.36	$0.95	$1.44
Normalized FFO attributable to EQC common shareholders per share -- diluted	$0.23	$0.36	$0.94	$1.43

CALCULATION OF FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FFO
(amounts in thousands, except per share data)

(1)
On May 15, 2016, we redeemed all of our 11,000,000 outstanding series E preferred shares at a price of $25.00 per share, for a total of $275.0 million, plus any accrued and unpaid dividends. The redemption payment occurred on May 16, 2016 (the first business day following the redemption date). We recorded $9.6 million related to the excess fair value of consideration paid over the carrying value of the preferred shares as a reduction to FFO attributable to Equity Commonwealth common shareholders for the nine months ended September 30, 2016.

(2)
Amounts relate to contractual cash payments (including management fees) from one tenant at Arizona Center. Arizona Center was sold during the fourth quarter of 2015. Our calculation of Normalized FFO reflects the cash payments received from this tenant. The terms of this tenant's lease required us to classify the lease as a direct financing (or capital) lease. As such, the revenue recognized on a GAAP basis within our condensed consolidated statements of operations was $104 and $379 for the three and nine months ended September 30, 2015, respectively.

(3)
Shareholder litigation and transition related expenses within general and administrative for the three and nine months ended September 30, 2016 is primarily related to the shareholder-approved liability for the reimbursement of expenses incurred by Related/Corvex since February 2013 in connection with their consent solicitations to remove the former Trustees, elect the new Board of Trustees and engage in related litigation. Approximately $16.7 million was reimbursed to Related/Corvex during 2014, and in August 2016 and 2015, we reimbursed $8.2 million and $8.4 million, respectively, to Related/Corvex under the terms of the shareholder-approved agreement. As of September 30, 2016, there is no future obligation to pay any amounts under the shareholder-approved agreement to Related/Corvex. No shareholder litigation related expenses were incurred during 2016.

(4)
As of September 30, 2016, we had granted RSUs to certain employees, officers, and the Chairman of the Board of Trustees.  The RSUs contain both service and market-based vesting components.  None of the RSUs have vested. If the market-based vesting component was measured as of September 30, 2016, and 2015, 1,035 and 1,139 common shares would be issued to the RSU holders, respectively. Using a weighted average basis, 1,035 and 1,139 common shares are reflected in diluted earnings per common share, diluted FFO per common share, and diluted Normalized FFO per common share for the three months ended September 30, 2016 and 2015, respectively, and 1,382 and 707 common shares are reflected in these measures for the nine months ended September 30, 2016 and 2015 respectively.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate, and our portion of these items related to equity investees and noncontrolling interests.  Our calculation of Normalized FFO differs from NAREIT’s definition of FFO because we exclude certain items that we view as nonrecurring or impacting comparability from period to period.  We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, net income attributable to Equity Commonwealth common shareholders, operating income and cash flow from operating activities.

We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods and with other REITs.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, net income attributable to Equity Commonwealth common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income, net income attributable to Equity Commonwealth common shareholders, operating income and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(amounts in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental income	$92,722	$125,459	$324,345	$457,128
Tenant reimbursements and other income	21,910	33,749	72,789	118,829
Operating expenses	(49,313)	(73,571)	(157,964)	(261,128)
NOI	$65,319	$85,637	$239,170	$314,829
Straight line rent adjustments	(2,954)	(1,901)	(12,384)	(3,584)
Lease value amortization	882	2,766	5,870	6,033
Lease termination fees	(1,825)	(1,759)	(19,569)	(7,875)
Cash Basis NOI	$61,422	$84,743	$213,087	$309,403
Cash Basis NOI from non-same properties (1)	(5,866)	(29,142)	(44,264)	(134,062)
Same Property Cash Basis NOI	$55,556	$55,601	$168,823	$175,341
Non-cash rental income and lease termination fees from same properties	2,393	411	10,554	(1,007)
Same Property NOI	$57,949	$56,012	$179,377	$174,334

Reconciliation of Same Property NOI to GAAP Operating Income:
Same Property NOI	$57,949	$56,012	$179,377	$174,334
Non-cash rental income and lease termination fees from same properties	(2,393)	(411)	(10,554)	1,007
Same Property Cash Basis NOI	$55,556	$55,601	$168,823	$175,341
Cash Basis NOI from non-same properties (1)	5,866	29,142	44,264	134,062
Cash Basis NOI	$61,422	$84,743	$213,087	$309,403
Straight line rent adjustments	2,954	1,901	12,384	3,584
Lease value amortization	(882)	(2,766)	(5,870)	(6,033)
Lease termination fees	1,825	1,759	19,569	7,875
NOI	$65,319	$85,637	$239,170	$314,829
Depreciation and amortization	(29,184)	(40,522)	(102,766)	(156,858)
General and administrative	(13,277)	(16,249)	(38,766)	(43,718)
Loss on asset impairment	—	—	(43,736)	(17,162)
Operating Income	$22,858	$28,866	$53,902	$97,091

(1)	Cash Basis NOI from non-same properties for all periods presented includes the operations of properties disposed or classified as held for sale.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(amounts in thousands)

NOI is income from our real estate including lease termination fees received from tenants less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions and corporate level expenses. Cash Basis NOI is NOI excluding the effects of straight line rent adjustments, lease value amortization, and lease termination fees. The quarter-to-date same property versions of these measures include the results of properties continuously owned from July 1, 2015 through September 30, 2016. The year-to-date same property versions of these measures include the results of properties continuously owned from January 1, 2015 through September 30, 2016. Properties classified as held for sale within our condensed consolidated balance sheets are excluded from the same property versions of these measures.

We consider these measures to be appropriate supplemental measures to net income because they help to understand the operations of our properties. We use these measures internally to evaluate property level performance, and we believe that they provide useful information to investors regarding our results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs. Cash Basis NOI is among the factors considered with respect to acquisition, disposition and financing decisions. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income, net income attributable to Equity Commonwealth common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. These measures should be considered in conjunction with net income, net income attributable to Equity Commonwealth common shareholders, operating income and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows. Other REITs and real estate companies may calculate these measures differently than we do.